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                                                                    EXHIBIT 99.2


CLIFFS                                      NEWS RELEASE
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DRILLING COMPANY                            DATE:     April 18, 1996
1200 SMITH STREET, SUITE 300                CONTACT:  EDWARD A. GUTHRIE
HOUSTON, TEXAS  77002                                 VICE PRESIDENT-FINANCE
                                            PHONE:    (713) 651-9426

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         Houston, Texas, (April 18, 1996) - - Cliffs Drilling Company
(NASDAQ:CLDR) today announced the signing of a memorandum of agreement with a subsidiary of Diamond Offshore Drilling, Inc. for the purchase by Cliffs Drilling Company of the jackup drilling rig OCEAN MAGALLANES for $4.5 million. The 150' water depth rated, independent leg, cantilever, Levingston 011-C design jackup drilling rig is currently stacked in Punta Arenas, Chile. Upon delivery, the unit will be mobilized to Venezuela for refurbishment and upgrade. The rig is committed to work under a letter of intent for eight months in Lake Maracaibo, Venezuela for MARAVEN S.A., an affiliate of Petroleos de Venezuela, S.A.

         Cliffs Drilling Company is a diversified international drilling contractor engaged in providing contract drilling services on both a turnkey and daywork basis, mobile offshore production units and well engineering and management services.





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